                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    Form 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported) March 18, 2003

                            UNITED COMMUNITY BANCORP
 ------------------------------------------------------------------------------
             (Exact name of Registrant as specified in its charter)



 North Carolina                   0-26551                       56-2137427
--------------------------------------------------------------------------------
(State or other jurisdiction  (Commission File No.) (IRS Employer Identification
of incorporation)                                      number)


                 1039 Second Street, NE, Hickory, NC 28601-3843
------------------------------------------------------------------------------
                    (Address of principal executive offices)


Registrant's telephone number, including area code (828) 894-2483



------------------------------------------------------------------------------
(Former name or address, if changed since last report.)

Item 5. Other Material Events

Event I

The Board of Directors of United Community Bancorp, Hickory, NC declared a semiannual cash dividend of $.08 per share at a meeting held on March 11, 2003. The cash dividend is payable to shareholders of record on the close of business on April 30, 2003 and will be paid on May 15th, 2003.

Questions about this release can be directed to controller, Marty Lowder. 1-828-431-2300.

                                                                  March 18, 2003

Event II
Catawba Valley Bank Purchases Landmark Building

         HICKORY - The holding company for Catawba Valley Bank, renamed to Integrity Financial Corporation, has purchased the former Alcatel building in downtown Hickory.
         The downtown landmark at 39 Second Street NW will be named the Integrity Financial building.
         The white marble and stone building, constructed in 1941 for the old First National Bank, will be used for additional office space for employees of the holding company and support operations for Catawba Valley Bank.
         Alcatel purchased the building in 1988 and completely renovated the 20,000 square foot facility. The building's use has been scaled back in recent years.
         "This building was originally built as a showcase for banking in Hickory, and it is appropriate that is return as a downtown banking center," Catawba Valley Bank president Steve Aaron said.
         "And within that, we will showcase the philosophies of our banks through the new corporate name Integrity. We chose the name for our high standards, ethical practices, and uncompromised financial reporting. We are disappointed with recent national news involving fraud and unethical practices among certain corporations, such as Enron and WorldCom, and we want to distance ourselves from that.
         "Our name reflects our mindset."
         Integrity Financial, which comprises Catawba Valley Bank, First Gaston Bank, and Northwestern Bank, will fill most of the offices on the first floor. Among the people moving to the building include some senior officers, marketing, accounting, human resources, auditing, support personnel for stockholders relations, and operations. Additionally, the basement will be used for a much-needed training center and storage.
         Aaron said the building is a smart investment for the company. The building is less than half the cost of a new facility, and, as a comparison, is less than the expense of buying land and building a branch.
         "We started this bank seven years, and the response of the public has been overwhelming," Aaron said. "We promised a locally owned, locally managed bank, and we intend to keep that promise. The bank has grown with the area, and we have been fortunate enough to attract other banks to share our community-based values. As we continue to seek expansion within the area, whether through additional branches such as the new ones in Boone, Statesville and Mooresville, or the acquisition of other banks, we see an ongoing need for space. This building allows us to manage the banks from here, and leaves our Main Office in Viewmont to more adequately serve customers."
         Aaron said the bank would not initially open a branch at the downtown building. "We are considering some unique ways to use the space and better serve the area, and currently we are studying those options," Aaron said. "We will not rent any of the space. Also, we want to publicly promote the name of the holding company."
         Hickory mayor Rudy Wright expressed delight in bringing more activity to the corner sometimes referred to as "Bankers Square." Wright said, "This is a bank building, finally again used by a local bank. This is a jewel in downtown Hickory, and we know it will be well preserved by the new owners.

         "I'm especially proud that this is the result of a homegrown, local community bank," Wright added.
         Aaron said no changes are planned for the building. Moving into the building will be determined by infrastructure needs, such as phone and computer lines, and links to the separate banks and branches. The transaction, which includes all furnishings, will close May 30, with full use of the building after July 1.
         Catawba Valley Bank currently operates offices in Viewmont, West Hickory, Springs Road, and Newton-Conover. Additional offices in Statesville and Mooresville will open in August. Branches for Northwestern Bank, a division of Catawba Valley Bank, are in Wilkesboro, North Wilkesboro, Millers Creek, Taylorsville, West Jefferson and Boone. First Gaston Bank offices are in Gastonia, Belmont, Mt. Holly, Stanley and Dallas.
         Combined, the holding company assets are now at $556 million, with 15 branches in six counties. Coverage is from the Virginia line to the South Carolina line, all north and west of Charlotte.
         For more information on bank products, services, and stock performance, call 828/431-2300. Currently the stock exchange symbol is UCBB (United Community Bancorp), and will change with the annual meeting and approval of the name Integrity.

                                                                  March 19, 2003

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                  UNITED COMMUNITY BANCORP



                                  By:      /s/ R. Steve Aaron
                                           -------------------------------------
                                           R. Steve Aaron
                                           President and Chief Executive Officer

Dated:    March 18, 2003

                                  EXHIBIT INDEX

     Exhibit
      Number                               Description of Exhibit
      ------                               ----------------------

       99A                           Press Release dated March 18, 2003
       99B                           Press Release dated March 19, 2003